EXHIBIT 10.49

2009 EXECUTIVE AND SENIOR MANAGEMENT PAYMENT PLAN

OF

ADEPT TECHNOLOGY, INC.

SECTION 1. PURPOSE

The purpose of this discretionary Executive and Senior Management Payment Plan (the “Plan”) is to motivate and reward certain eligible executives and senior managers of Adept Technology, Inc., a Delaware corporation (the “Company”) in order to improve the Company’s profitability and revenues of the Company. The Company’s goal is to grow its revenues while maintaining control over operational spending and improving gross margin which will generate a positive cash flow and operating profit. This profitability will allow the Company to sustain company investments in both product development and sales and marketing infrastructure and finance organization for operating as a public company, while supporting a positive improvement in market capitalization and share value.

The Plan is also designed, in part, to increase the stock holdings of the Company’s executive officers and senior managers in order to further align their interests with those of the stockholders of the Company.

SECTION 2. COVERED INDIVIDUALS

The persons serving as the Company’s (a) Chief Executive Officer and President, (b) Chief Financial Officer, (c) Vice President, Operations, (d) Vice President, Business Development, (e) Vice President, Worldwide Sales, and (f) any individual appointed by the Board of Directors of the Company (the “Board”) to an executive officer or management position of the Company (each a “Covered Individual”) will be eligible, at the discretion of the Compensation Committee of the Board (the “Committee”), to receive bonus payments hereunder.

SECTION 3. THE COMMITTEE

(a) The Plan shall be administered by the Committee. The Committee shall have the sole discretion and authority to administer and interpret the Plan, and the decisions of the Committee shall in every case be final and binding on all persons having an interest in the Plan.

(b) Without limiting the foregoing, and subject to the express provisions and limitations set forth in the Plan, the Committee will be authorized and empowered to do all things necessary or desirable in connection with the administration of the Plan, including, without limitation, the following:

(i)	to prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined herein;

(ii)	to determine which Covered Individuals are eligible to be paid bonuses under the Plan and to which of such individuals, if any, bonus payments hereunder are actually paid;

(iii)	to verify the Company’s satisfaction of performance goals or other conditions applicable to the payment of bonuses under the Plan;

(iv)	to determine whether, and the extent to which, any bonus adjustment may be required pursuant to Section 4(d);

(v)	to interpret and construe the Plan, any rules and regulations under the Plan, and the terms and conditions of any bonus opportunities provided hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

(vi)	to make all other determinations deemed necessary or advisable for the administration of the Plan.

(c) All decisions, determinations and interpretations by the Committee regarding the Plan will be final and binding on all Covered Individuals who are participants under the Plan. The Committee will consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select. A Covered Individual or other person claiming any benefits under the Plan may contest a decision or action by the Committee with respect to such person or an actual or potential bonus under the Plan only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action will be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

SECTION 4. BONUS AWARDS

(a) Bonus Formula. Bonuses paid under the Plan to any Covered Individual selected to participate in the Plan for any Performance Period (as defined below), with the exception of the Vice President, Worldwide Sales, will be based on the audited consolidated operating income (with a weighting of 40%) and revenues (with a weighting of 60%) (the “Performance Metrics”) of the Company for the Performance Period. For purposes of the Plan, the term “Performance Period” means the twelve consecutive month period which coincides with the Company’s 2009 fiscal year, or such other period as the Committee may determine.

(b) Bonus Formula for Vice President, Worldwide Sales. Bonuses paid under the Plan to the Vice President, Worldwide Sales, will be based solely on the audited or reviewed consolidated revenues of the Company for each of the four fiscal quarters of the Company during the Performance Period.

(c) Review of Financial Statements and Approval by the Committee. As soon as reasonably practicable following the conclusion of the Performance Period and prior to the payment of any bonus under the Plan pursuant to Section 5(a), the Committee will review the audited consolidated financial statements of the Company in order to determine whether bonus payments should be awarded pursuant to Section 5(a) to each Covered Individual selected to participate in the Plan. Prior to the payment of any bonus under the Plan, including a quarterly bonus pursuant to Section 5(b), the Committee will approve, in writing, the proposed bonus payment to be awarded to each Covered Individual selected to participate in the Plan for the Performance Period. No bonus payment will be paid unless and until the Committee approves such bonus in writing or at a meeting.

(d) Committee Discretion to Reduce or Adjust Bonus Payment. In fulfilling its duties under Section 4(c), the Committee shall review Schedule A hereto, which sets forth the threshold, target, stretch and maximum bonuses (expressed as a percentage of base salary) that each Covered Individual, other than the Vice President, Worldwide Sales, may receive as a bonus for the Performance Period and shall consider the bonus provisions set forth in Section 5(b) related to the Vice President, Worldwide Sales. Notwithstanding the foregoing, the Committee retains sole and absolute discretion to reduce or otherwise adjust the amount of or eliminate or change the form of payment of any bonus otherwise payable to a Covered Individual under the Plan and the Committee may, but shall not be required to, consult the Chief Executive Officer regarding any adjustment in the bonus payable under this Plan and may also review the projected financial performance of the Company for the 2010 fiscal year in assessing the relative performance of the individuals with respect to fiscal 2009. In determining the amount of any reduced bonus or change in form of payment, the Committee reserves the right to apply subjective, discretionary criteria to determine a revised bonus amount. The reduction of the amount of any bonus payable to a Covered Individual with respect to a Performance Period shall not permit an increase in the amount of the bonus payable to any other Covered Individual for such Performance Period.

SECTION 5. PAYMENT OF BONUS

(a) Payments in Restricted Stock and Cash. Bonuses awarded to executive officers and, for non-revenue project-specific targets, to the other Covered Individuals, under the Plan, other than the Vice President, Worldwide Sales, shall be in the form of (1) restricted stock (“Restricted Stock”) pursuant to the Company’s 2005 Equity Incentive Plan, as amended and (2) cash, with 70% of the total bonus earned by any Covered Individual (other than the Vice President, Worldwide Sales) payable in the form of Restricted Stock (subject to potential cash payments as approved by the Committee and net issuance of Restricted Stock for purposes of allowing liquidity for tax payments arising from the restricted stock) and 30% of the total bonus earned by such Covered Individual payable in cash, subject to the provisions hereof. To the extent earned under the Plan, the number of shares of Restricted Stock granted in respect of bonuses earned under the Plan shall be determined multiplying the total bonus (expressed in dollars) earned for the Performance Period by 70% and then dividing the result by the fair market value of the Company’s common stock on Effective Date (or as otherwise determined by the Committee). Schedule A hereto sets forth the target bonuses (expressed as a percentage of base salary) that each Covered Individual, other than the Vice President, Worldwide Sales, may receive as a bonus for the Performance Period upon the achievement of certain specified levels of Performance Metrics; provided, however, that no award of Restricted Stock in respect of bonuses awarded hereunder shall be made under the Plan unless specifically authorized by the Committee in accordance with the terms hereof. On the Payment Date (as defined below), the

Covered Individuals subject to this Section 5(a) shall receive grants of Restricted Stock and cash, each in an amount equal to that approved by the Committee in accordance with Section 4(c) and this Section 5(b) and any such Restricted Stock shall vest as to 1/8th on each quarterly anniversary of the Payment Date.

(b) Payments in Cash to the Vice President, Worldwide Sales. Any bonus payable to the Vice President, Worldwide Sales, shall be in the form of cash. The Vice President, Worldwide Sales shall be entitled to a cash bonus on a quarterly basis in accordance with Schedule B hereto which provides for a sliding scale commission payable based on the Company’s audited consolidated revenues, subject to Section 4(d).

(c) Payment Date. The Company intends to make any bonus payable under Section 5(a) of this Plan on or around September 30, 2009, or any administratively reasonable period of time thereafter. In no event shall such bonus payment, if any, be delayed beyond December 31, 2009. The Company intends to make any quarterly bonuses payable under Section 5(b) of this Plan within 180 days of the end of the applicable fiscal quarter, or any administratively reasonable period of time thereafter. Each such payment shall be a “Payment Date” under the Plan.

(d) Continuous Employment. The payment of a bonus under Section 5(a) of this Plan requires that the Covered Individual be an employee of the Company or its subsidiaries as of the last day of the Performance Period and, unless otherwise determined by the Committee, on the date of authorization of an award hereunder by the Committee. The payment of a bonus under Section 5(b) of this Plan requires that the Vice President, Worldwide Sales, be an employee of the Company or its subsidiaries as of the last day of the applicable fiscal quarter in the Performance Period. The Committee may make exceptions to these requirements in the case of retirement, death or disability, as determined by the Committee.

SECTION 6. AMENDMENT AND TERMINATION

The Committee may terminate the Plan at any time, for any and no reason, and may also amend the Plan, including in order to reduce the amount of any Covered Individual’s bonus payments at any time, for any or no reason.

SECTION 7. TAX WITHHOLDING

The Company will have the right to make all payments or distributions pursuant to the Plan to a participant, net of any applicable federal, state and local taxes required to be paid or withheld. The Company will have the right to withhold from wages or other amounts otherwise payable to such participant such withholding taxes as may be required by law, or to otherwise require the participant to pay such withholding taxes. If the participant will fail to make such tax payments as are required, the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such participant or to take such other action as may be necessary to satisfy such withholding obligations.

SECTION 8. EFFECTIVE DATE

This Plan was adopted by the Board on September 2, 2008 (the “Effective Date”). No bonuses will be paid under the Plan prior to the Effective Date.

SECTION 9. SEVERABILITY

If any provision of the Plan will be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision will (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited will remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which will remain in full force and effect. If the making of any payment or the provision of any other benefit provided for under the Plan will be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability will not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit provided for under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability will not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable will be made or provided under the Plan.

SECTION 10. NON-ASSIGNABILITY

Unless the Committee expressly states otherwise, no participant in the Plan may sell, assign, convey, gift, pledge or otherwise hypothecate or alienate any bonus opportunity or amounts determined by the Committee to be payable under the Plan, until such amounts (if any) are actually paid.

SECTION 11. NON-EXCLUSIVITY OF PLAN

The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board or the Committee to adopt such other bonus arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

SECTION 12. EMPLOYMENT AT WILL

Neither the Plan, selection of a person as a Covered Individual eligible to be paid bonuses under the Plan nor the payment of any bonus to any participant under the Plan nor any action by the Company or the Committee will be held or construed to confer upon any person any right to be continued in the employ of the Company or its subsidiaries. The Company expressly reserves the right to discharge any participant whenever in the sole discretion of the Company its interest may so require.

SECTION 13. NO VESTED INTEREST OR RIGHT

At no time before the actual payout of a bonus to any participant under the Plan will any participant accrue any vested interest or right whatsoever under the Plan, and the Company has no obligation to treat participants identically under the Plan.

SECTION 14. GOVERNING LAW

The Plan and any agreements and documents hereunder will be interpreted and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of law) and applicable federal law. The Committee may provide that any dispute concerning the Plan will be presented and determined in such forum as the Committee may specify, including through binding arbitration.

SECTION 15. SECTION 409A

To the extent applicable, it is intended that this Plan and any bonus granted hereunder comply with the requirements of Section 409A of the Internal Revenue Code, as amended and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision that would cause the Plan or any bonus granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

Summary of Schedule A and Schedule B

Summary of Executive Bonus Target/Ranges

The following is a summary of the compensation of Adept’s executive officers for fiscal 2009.

Current Executive Officers	Bonus Plan Target Compensation (aggregated basis)		Bonus Plan Range of Compensation (aggregated basis
John Dulchinos President and Chief Executive Officer	50	%(1)	25-100	%(2)
Lisa M. Cummins Vice President of Finance and Chief Financial Officer	40	%(1)	20-80	%(2)
Gordon Deans Vice President, Business Development and General Manager - Canada	25	%(1)	12.5-50	%(2)
Joachim Melis Vice President of Worldwide Sales	0.50-1.5% of revenue	(1)	Median 0.17%
Dave Pap Rocki Chief Technology Officer	25	%(1)	12.5-50	%(2)

(1)	All non-sales executive officers may earn a percentage of base salary in cash bonus payments and grants of restricted stock as determined pursuant to Adept’s Fiscal 2009 Executive Bonus Plan, upon attainment of certain corporate targets specified therein, subject to approval and discretion of the Compensation Committee of the Board. Mr. Melis is not eligible for cash performance bonuses under the 2009 Executive Bonus Plan bonus component but is eligible to receive commission payments based on individual performance against specific revenue targets. This discussion does not include any option grant compensation. The percentage noted cites the amount of compensation with may be earned upon the Company performing at plan.

(2)	Reflects the anticipated range in amount of bonus as a percentage of salary which may be payable upon attainment of certain operating income and revenue amounts for fiscal 2009 at a threshold basis, plan to overachieve basis. All awards are subject to Compensation Committee determination and discretion.

Mr. Joachim Melis, Adept’s Vice President, Worldwide Sales, may receive quarterly commissions in cash under the Plan based on Adept’s consolidated revenue for each fiscal quarter in the year ended June 30, 2009. The Plan provides for sliding scale commissions ranging from 0.5% to 1.5% of Adept’s revenue.